Exhibit 99.1

Qwest Communications CFO Oren G. Shaffer Joins UNOVA Board of Directors

    EVERETT, Wash.--(BUSINESS WIRE)--Sept. 8, 2005--Oren G. Shaffer, Vice Chairman and Chief Financial Officer of Qwest Communications International Inc., has been elected to the UNOVA, Inc. Board of Directors. He will become a member of the Audit and Compliance Committee and the Compensation Committee. UNOVA (NYSE:UNA) divisions specialize in automatic data collection technologies such as RFID (radio frequency identification), wireless networking, mobile computing and industrial manufacturing systems.
    Shaffer has a long history of financial leadership. Formerly, he has served as the president and chief operating officer of Sorrento Networks; the chief financial officer of Ameritech; and the president of Virgo Cap Inc., an investment firm. And from 1968 to 1992, he advanced through executive positions at Goodyear Tire & Rubber Co. to the positions of executive vice president, chief financial officer and director. During his 25-year tenure with Goodyear, he accrued 15 years of international experience including chairman and chief executive officer of Goodyear's operations in France.
    Shaffer, who lives with his wife Evelyne in Boulder, Colorado, holds a Bachelor of Science in business administration from the University of California at Berkeley and a Master of Science in management from the Massachusetts Institute of Technology.
    In addition to his responsibilities with Qwest Communications, Shaffer serves on the boards of directors for the Singapore Equity Fund and the Japan Fund. He has been awarded both the "Chevalier de L'Order du Merite" by former French President Francois Mitterand and the "Commandeur de l'Ordre de Merite du Grand-Duche de Luxembourg" by Jean Grand-Duc de Luxembourg, Duc de Nassau.

    About UNOVA

    UNOVA is a leader in global supply chain solutions and in the development, manufacture and integration of wired and wireless automated data collection, Intellitag(R) RFID (radio frequency identification), mobile computing systems, bar code printers and label media. The company's products and services are used by customers in many industries to improve productivity, quality and responsiveness of business operations, from supply chain management and enterprise resource planning to field sales and service.
    For investor information, contact Director Kevin McCarty, 425-265-2472, kmccarty@unova.com. For more information about UNOVA, visit www.unova.com.

    CONTACT: UNOVA Investor Relations
             Kevin McCarty, 425-265-2472
             kmccarty@unova.com